EXHIBIT 99.1

Aptose and Hanmi Pharmaceutical Extend Loan Agreement to Continue Development of Tuspetinib in Triplet Therapy for AML

SAN DIEGO and TORONTO, Sept. 22, 2025 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. ("Aptose" or the "Company") (TSX: APS; OTC: APTOF), a clinical-stage precision oncology company developing a tuspetinib (TUS) based triple drug frontline therapy to treat patients with newly diagnosed acute myeloid leukemia (AML), today announced that it has entered into a US$11.9 million loan Amended Facility Agreement ( “Facility Agreement”) with Hanmi Pharmaceutical Co. Ltd. (“Hanmi”).

The Facility Agreement is uncommitted and administered through multiple advances until December 31, 2025, and will be used to fund Aptose’s business and clinical operations expenses reasonably related to the advancement of TUS. Aptose has not yet received funds from this Facility Agreement but expects the first advance soon. This Facility Agreement has been amended and restated from the prior June 2025 Facility Agreement between Hanmi and Aptose. No single advance shall be for an amount in excess of US$2,000,000, and any unpaid principal amount with respect to each advance shall accrue interest at six percent (6%) per annum. The Facility Agreement contains customary affirmative and negative covenants and securities that are subject to a number of limitations and exceptions.

In addition, Aptose has received the final advance of US$1.4 million for a total of US$8.5 million from the prior June 2025 Facility Agreement with Hanmi (press release here).

“The growing body of positive data on tuspetinib demonstrates that, by adding TUS to the VEN+AZA standard of care in AML, we can safely and more effectively treat some of AML’s largest patient populations, in addition to subgroups having adverse genetics defined by FLT3, NKRAS, and TP53 genes,” said William G. Rice, Ph.D., Chairman, President and Chief Executive Officer of Aptose. “We are very grateful for Hanmi’s support for the continued development of an important new treatment in the AML armamentarium.”

Tuspetinib is a convenient once daily oral agent that potently targets SYK, mutated and wild type forms of FLT3, mutated KIT, JAK1/2, and RSK2 kinases, while avoiding many typical toxicity concerns observed with other agents. The ongoing TUSCANY triplet Phase 1/2 study is designed to test various doses and schedules of TUS in combination with standard dosing of azacitidine and venetoclax in newly diagnosed patients with AML who are ineligible to receive induction chemotherapy. Aptose recently reported data from the first three dose cohorts that have demonstrated safety, CRs and minimal residual disease (MRD) negativity across patients with diverse mutations. The early data showed that 9 out of 10 patients responded to the TUS triplet therapy, with 100% complete remission (CR/CRh)1 achieved in the 80mg and 120mg cohorts. Notably, patients with difficult-to-treat mutations in TP53, RAS and FLT3 genes also achieved a 100% CR/CRh rate (press release here).

The September 2025 Loan Facility Agreement constitutes a “related-party transaction” within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) as Hanmi is a related party of the Company under Canadian securities laws. However, the Company is relying on the exemption from the formal valuation and minority shareholder approval requirements contained in MI 61-101 on the basis of the “financial hardship” exemption therein. In its consideration and approval of the September 2025 Loan Facility Agreement, the Board of Directors of the Company, acting in good faith and having taken into account the liquidity, financial position and cash needs of the Company, the alternatives available to the Company, relevant benefits, risks and other factors, including the relative impacts on applicable stakeholders, and such matters they considered relevant or appropriate, unanimously determined that entering into the September 2025 Loan Facility Agreement will result in an improvement of the Company’s financial position, and that the terms of the September 2025 Loan Facility Agreement are reasonable in the circumstances of Aptose. The Company did not file a material change report 21 days prior to the execution of the September 2025 Loan Facility Agreement as details of the September 2025 Loan Agreement were unknown at such time.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company’s lead clinical-stage compound tuspetinib (TUS), is an oral kinase inhibitor that has demonstrated activity as a monotherapy and in combination therapy in patients with relapsed or refractory acute myeloid leukemia (AML) and is being developed as a frontline triplet therapy in newly diagnosed AML. For more information, please visit www.aptose.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Canadian and U.S. securities laws, including statements relating but not limited to, the use of proceeds of the September 2025 Loan Facility Agreement, the development of tuspetinib, the therapeutic potential and safety profile of tuspetinib, the timing of the [first] advance under the September 2025 Loan Facility Agreement, and statements relating to the Company’s plans, objectives, expectations and intentions and other statements including words such as “continue”, “expect”, “intend”, “will”, “should”, “would”, “may”, and other similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements described in this press release. Such factors could include, among others: our ability to negotiate a collaboration agreement to jointly develop tuspetinib with Hanmi, our ability to remain compliant with TSX listing requirements and other risks detailed from time-to-time in our ongoing quarterly filings, , annual reports and annual filings with Canadian securities regulators and the United States Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled "Risk Factors" in our filings with Canadian securities regulators and the United States Securities and Exchange Commission underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

For further information, please contact:

Aptose Biosciences Inc.
Susan Pietropaolo
Corporate Communications & Investor Relations
201-923-2049
spietropaolo@aptose.com

1 CR/CRh refer to the types of complete responses required by the U.S. FDA approval of any AML Drug.